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                                                                   EXHIBIT 21.1

                          SUBSIDIARIES OF VIATEL, INC.

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NAME OF SUBSIDIARY:                     JURISDICTION OF INCORPORATION OR ORGANIZATION:
Viatel U.K. Limited                                     United Kingdom

Viaphone S.R.L.                                             Italy

Viatel S.R.L.                                               Italy

VPN, S.A.                                                  France

Viatel S.A.                                                France

YYC Communications, Inc.                                   New York

Viafon Dat Iberica, S.A.                                    Spain

Viatel Global Communication Espana S.A.                     Spain

Viatel SA/NV                                               Belgium

Viatel BV (branch) of Viatel Belgium                       Belgium

Viatel Gmbh                                                Germany

In Liquidation Datex S.R.L.
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